Filed Pursuant to Rule 433

Registration No. 333-180289

January 18, 2013

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

ETF Underlying Supplement dated March 22, 2012)

HSBC USA Inc.

Capped Performance Barrier Notes due July 24, 2014
Linked to the WisdomTree® India Earnings Fund

The notes are linked to the performance of the WisdomTree® India Earnings Fund (the “Reference Asset”). The notes allow investors to participate on a leveraged basis in increases (if any) in the level of the Reference Asset from its Initial Level, subject to a maximum return. If the Reference Return of the Reference Asset is greater than zero, investors will receive at maturity a cash payment per $1,000 principal amount of the notes equal to (a) $1,000 plus the lesser of (b) (i) $1,000 times the Reference Return times the Upside Participation Rate and (ii) $1,000 times the Maximum Upside Cap. If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Level on the Final Valuation Date, investors will receive at maturity a cash payment of $1,000. If the Reference Return of the Reference Asset is less than the Barrier Level on the Final Valuation Date, investors will receive at maturity a cash payment per $1,000 principal amount of the notes equal to (a) $1,000 plus (b) $1,000 times the Reference Return. In such a case, investors will be fully exposed to the decline of the Reference Asset from the Initial Level to the Final Level and may lose up to 100% of the principal amount of their notes. All payments on the notes are subject to issuer credit risk.

Terms and Conditions
Issuer	HSBC USA Inc.
Pricing Date	January 18, 2013
Original Issue Date	January 24, 2013
Final Valuation Date*	July 21, 2014
Maturity Date*	July 24, 2014
Reference Asset	WisdomTree® India Earnings Fund
Denominations	$1,000 and integral multiples of $1,000
Upside Participation Rate	150%
Maximum Upside Cap	[27-30]%**
Barrier Level	-20%
Reference Return	Final Level – Initial Level Initial Level
Initial Level	See page FWP-3
Final Level	See page FWP-3
CUSIP	40432XA76
ISIN	US40432XA769

* Subject to postponement in the event of a market disruption event, as described below.

** The actual Maximum Upside Cap will be set on the Pricing Date.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page FWP-6 of this free writing prospectus, page S-3 of the prospectus supplement and page S-2 of the ETF Underlying Supplement.

The notes are senior unsecured debt obligations of the issuer, HSBC USA Inc., and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes depends on the ability of HSBC USA Inc. to satisfy its obligations as they come due and is not guaranteed by any third party. In the event HSBC USA Inc. were to default on its obligations, you may not receive any amounts owed to you under the terms of the notes.

Payoff Diagram

The graph above compares the return on an investment in the notes to the return on a direct investment in the Reference Asset, excluding dividends.

Hypothetical Examples (per $1,000 principal amount Note)***

Reference Return	Payment at Maturity	Total Return	Reference Asset Return	Payment at Maturity	Total Return
70.00%	$1,285.00	28.50%	-10.00%	$1,000.00	0.00%
60.00%	$1,285.00	28.50%	-20.00%	$1,000.00	0.00%
50.00%	$1,285.00	28.50%	-30.00%	$700.00	-30.00%
40.00%	$1,285.00	28.50%	-40.00%	$600.00	-40.00%
30.00%	$1,285.00	28.50%	-50.00%	$500.00	-50.00%
20.00%	$1,285.00	28.50%	-60.00%	$400.00	-60.00%
10.00%	$1,150.00	15.00%	-70.00%	$300.00	-70.00%
5.00%	$1,075.00	7.50%	-80.00%	$200.00	-80.00%
0.00%	$1,000.00	0.00%	-90.00%	$100.00	-90.00%
-5.00%	$1,000.00	0.00%	-100.00%	$0.00	-100.00%

*** These hypothetical examples are based on a number of assumptions, as set forth on page FWP-8 of this free writing prospectus, including a hypothetical Upside Participation Rate. These examples are included for illustrative purposes only.

The Capped Performance Barrier Notes (each a “note” and collectively the “notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or ETF underlying supplement. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the notes. HSBC Securities (USA) Inc. will purchase the notes from us for distribution to other registered broker-dealers or will offer the notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

An investment in the notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-6 of this document, page S-3 of the accompanying prospectus supplement and page S-2 of the accompanying ETF Underlying Supplement.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per note	$1,000
Total

1 HSBC USA Inc. or one of our affiliates may pay referral fees of up to [1.25%] per $1,000 Principal Amount of notes in connection with the distribution of the notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-13 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

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HSBC USA Inc. Capped Performance Barrier Notes

Linked to the WisdomTree® India Earnings Fund

This free writing prospectus relates to an offering of Capped Performance Barrier Notes. The notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and ETF underlying supplement. If the terms of the notes are inconsistent with those described in the accompanying prospectus supplement, prospectus or ETF underlying supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the notes and, if the Reference Return is less than -20%, lose some or all of your principal.

This free writing prospectus relates to a single offering of notes, linked to the performance of the WisdomTree® India Earnings Fund (the “Reference Asset”). The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc., as described below. The following key terms relate to the offering of the notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per note
Reference Asset:	WisdomTree® India Earnings Fund (Ticker: EPI)
Trade Date:	January 18, 2013
Pricing Date:	January 18, 2013
Original Issue Date:	January 24, 2013
Final Valuation Date:	July 21, 2014, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying ETF underlying supplement.
Maturity Date:	3 business days after the Final Valuation Date, and expected to be July 24, 2014. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying ETF underlying supplement.
Payment at Maturity:	On the Maturity Date, for each note, we will pay you the Final Settlement Value.
Upside Participation Rate:	150%
Maximum Upside Cap:	Between 27% and 30% (to be determined on the Pricing Date)
Final Settlement Value:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Upside Cap).

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Level on the Final Valuation Date, you will receive $1,000 per $1,000 Principal Amount of notes (zero return).

If the Reference Return is less than the Barrier Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your notes for each percentage point that the Reference Return declines beyond 0%. If the Reference Return is less than the Barrier Level on the Final Valuation Date, you will lose some or all of your investment.

Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level Initial Level
Barrier Level:	-20%
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	The Official Closing Level of the Reference Asset on the Final Valuation Date, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the ETF Underlying Supplement.
Official Closing Level:	The closing price of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the level displayed on Bloomberg Professional® service page “EPI UP <Equity>”, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP/ISIN:	40432XA76/US40432XA769
Form of Notes:	Book-Entry
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

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GENERAL

This free writing prospectus relates to a single offering of notes, linked to the Reference Asset. The purchaser of a note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the ETF Underlying Supplement dated March 22, 2012. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-6 of this free writing prospectus, page S-3 of the prospectus supplement and page S-2 of the ETF Underlying Supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and ETF Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and the ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and ETF Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm
}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016689/v306692_424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Upside Cap)

If the Reference Return is less than or equal to zero but greater than or equal to the Barrier Level on the Final Valuation Date, you will receive $1,000 per $1,000 Principal Amount of notes (zero return).

If the Reference Return is less than the Barrier Level on the Final Valuation Date, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount of notes, calculated as follows:

$1,000 + ($1,000 × Reference Return)

Under these circumstances, you will lose 1% of the Principal Amount of your notes for each percentage point that the Reference Return declines beyond 0%. You should be aware that if the Reference Return is less than the Barrier Level on the Final Valuation Date, you will lose some or all of your investment.

Interest

The notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the notes.

Reference Issuer

WisdomTree Trust is the reference issuer.

INVESTOR SUITABILITY

The notes may be suitable for you if:	The notes may not be suitable for you if:

}You seek an investment with an enhanced return linked to the potential positive performance of the Reference Asset and you believe the level of the Reference Asset will increase over the term of the notes.

}You are willing to invest in a security, the return of which is limited to the Maximum Upside Cap.

}You are willing to make an investment that is fully exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is less than -20%.

}You are willing to accept the risk and return profile of the notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}You are willing to forgo dividends or other distributions paid to holders of the stocks comprising the Reference Asset, or the Reference Asset itself, as applicable.

}You do not seek current income from your investment.

}You do not seek an investment for which there is an active secondary market.

}You are willing to hold the notes to maturity.

}You are comfortable with the creditworthiness of HSBC, as Issuer of the notes.

}You believe the Reference Return will be negative on the Final Valuation Date or that the Reference Return will not be sufficiently positive to provide you with your desired return.

}You are unwilling to invest in the notes based on the Maximum Upside Cap indicated herein, which may limit your return at maturity.

}You are unwilling to make an investment that is fully exposed to the negative Reference Return on a 1-to-1 basis if the Reference Return is less than -20%.

}You seek an investment that provides full return of principal.

}You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}You prefer to receive the dividends or other distributions paid on the stocks comprising the Reference Asset, or the Reference Asset itself, as applicable.

}You seek current income from your investment.

}You seek an investment for which there will be an active secondary market.

}You are unable or unwilling to hold the notes to maturity.

}You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and page S-2 of the ETF Underlying Supplement. Investing in the notes is not equivalent to investing directly in any of the stocks comprising the Reference Asset or the Reference Asset itself. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, prospectus and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and ETF Underlying Supplement including the explanation of risks relating to the notes described in the following sections:

}	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;
}	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement;
}	“— Risks Associated with Non-U.S. Companies” in the ETF Underlying Supplement;
}	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement;
}	“— The Notes are Subject to Currency Exchange Risk” in the ETF Underlying Supplement; and
}	“—There Are Risks Associated with Emerging Markets” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the notes may result in a loss.

You will be fully exposed to the decline in the Final Level from the Initial Level if the Reference Return is less than the Barrier Level of
-20% on the Final Valuation Date. Accordingly, if the Reference Return is less than -20%, your Payment at Maturity will be less than the Principal Amount of your notes. You may lose up to 100% of your investment at maturity if the Reference Return is negative.

Credit risk of HSBC USA Inc.

The notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

The notes will not bear interest.

As a holder of the notes, you will not receive interest payments.

Changes that affect the Reference Asset will affect the market value of the notes and the amount you will receive at maturity.

The policies of the reference issuer concerning additions, deletions and substitutions of the constituents comprising the Reference Asset and the manner in which the reference issuer takes account of certain changes affecting those constituents may affect the level of the Reference Asset. The policies of the reference issuer with respect to the calculation of the Reference Asset could also affect the level of the Reference Asset. The reference issuer may discontinue or suspend calculation or dissemination of the Reference Asset. Any such actions could affect the value of the notes and their return.

The notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the notes.

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Certain built-in costs are likely to adversely affect the value of the notes prior to maturity.

While the Payment at Maturity described in this free writing prospectus is based on the full Principal Amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of HSBC hedging its obligations under the notes. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

The notes lack liquidity.

The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We will not have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

The Reference Asset has a limited trading history.

The Reference Asset has been publicly traded only since 2008. Similarly, the levels of the Underlying Index have only been published since December 2007. Accordingly, there is only a limited trading history available for the Reference Asset and the Underlying Index upon which you can evaluate their prior performance.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Final Level of the Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset to which your notes are linked or the return on your notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the notes for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount of notes to $1,000. The potential returns described here assume that your notes are held to maturity. You should consider carefully whether the notes are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000
}	Hypothetical Initial Level:	$20.00
}	Participation Rate:	150%
}	Hypothetical Maximum Upside Cap:	28.50% (The actual Maximum Upside Cap will be determined on the Pricing Date and will be between 127% and 130%.)
}	Barrier Level:	-20%

The actual Initial Level will be determined on the Pricing Date.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Notes
$40.00	100.00%	$1,285.00	28.50%
$36.00	80.00%	$1,285.00	28.50%
$32.00	60.00%	$1,285.00	28.50%
$28.00	40.00%	$1,285.00	28.50%
$26.00	30.00%	$1,285.00	28.50%
$24.00	20.00%	$1,285.00	28.50%
$23.00	15.00%	$1,225.00	22.50%
$22.00	10.00%	$1,150.00	15.00%
$21.00	5.00%	$1,075.00	7.50%
$20.40	2.00%	$1,030.00	3.00%
$20.20	1.00%	$1,015.00	1.50%
$20.00	0.00%	$1,000.00	0.00%
$19.80	-1.00%	$1,000.00	0.00%
$19.60	-2.00%	$1,000.00	0.00%
$19.00	-5.00%	$1,000.00	0.00%
$18.00	-10.00%	$1,000.00	0.00%
$16.00	-20.00%	$1,000.00	0.00%
$14.00	-30.00%	$700.00	-30.00%
$12.00	-40.00%	$600.00	-40.00%
$8.00	-60.00%	$400.00	-60.00%
$4.00	-80.00%	$200.00	-80.00%
$0.00	-100.00%	$0.00	-100.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the notes.

Example 1: The price of the Reference Asset increases from the Initial Level of $20.00 to a Final Level of $22.00.

Reference Return:	10.00%
Final Settlement Value:	$1,150.00

Because the Reference Return is positive, and when multiplied by the Upside Participation Rate, is less than the Maximum Upside Cap, the Final Settlement Value would be $1,150.00 per $1,000 Principal Amount of the notes, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 10.00% × 150%)

= $1,150.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Reference Return multiplied by 150% when the Reference Return is positive, and when multiplied by the Upside Participation Rate, is less than the Maximum Upside Cap.

Example 2: The price of the Reference Asset increases from the Initial Level of $20.00 to a Final Level of $26.00.

Reference Return:	30.00%
Final Settlement Value:	$1,285.00

Because the Reference Return is positive, and when multiplied by the Upside Participation Rate, is greater than the Maximum Upside Cap, the Final Settlement Value would be $1,285.00 per $1,000 Principal Amount of the notes, calculated as follows:

$1,000 + ($1,000 × Maximum Upside Cap)

= $1,000 + ($1,000 × 28.50%)

= $1,285.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Upside Cap when the Reference Return is positive, and when multiplied by the Upside Participation Rate, is greater than the Maximum Upside Cap.

Example 3: The price of the Reference Asset decreases from the Initial Level of $20.00 to a Final Level of $19.00.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the Reference Return is less than zero but greater than the Barrier Level of -20%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of the notes (a zero return).

Example 3 shows that you will receive the return of your principal investment where the price of the Reference Asset declines by no more than 20% over the term of the notes.

Example 4: The price of the Reference Asset decreases from the Initial Level of $20.00 to a Final Level of $12.00.

Reference Return:	-40.00%
Final Settlement Value:	$600.00

Because the Reference Return is less than the Barrier Level of -20%, the Final Settlement Value would be $600.00 per $1,000 Principal Amount of the notes, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -40.00%)

= $600.00

Example 4 shows that you are fully exposed on a 1-to-1 basis to declines in the level of the Reference Asset if the Reference Return is less than the Barrier Level of -20% on the Final Valuation Date. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

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The WisdomTree® India Earnings Fund

We have derived all information contained in this free writing prospectus regarding the Reference Asset, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, the WisdomTree Trust (“WTT”). We have not independently verified the accuracy or completeness of the information derived from these public sources. The Reference Asset is an investment portfolio maintained and managed by WTT. Wisdom Tree Asset Management, Inc. (“WTAM”) is currently the investment adviser to the Reference Asset, and Mellon Capital Management Corporation is the sub-adviser to the Reference Asset. The Reference Asset is an exchange traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EPI.”

WTT is a registered investment company that consists of numerous separate investment portfolios, including the Reference Asset. Information provided to or filed with the SEC by WTT pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-132380 and 811-21864, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents, and we have not participated in the preparation of, or verified, such publicly available information. None of the forgoing documents or filings are incorporated by reference in this free writing prospectus.

Investment Objective and Strategy

The Reference Asset is an exchange-traded fund that seeks to track the price and yield performance, before fees and expenses, of the WisdomTree India Earnings Index (the “Underlying Index”). The Underlying Index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance. The inception date of the Underlying Index was December 3, 2007. The level of the Underlying Index is reported by Bloomberg L.P. under the ticker symbol “MVIDX.”

The Reference Asset pursues a “passive” or indexing approach in attempting to track the performance of the Underlying Index. The Reference Asset attempts to invest all, or substantially all, of its assets in the common stocks that make up the Underlying Index. The Reference Asset generally uses a “Representative Sampling” strategy to achieve its investment objective, meaning that it generally will invest in a sample of the securities whose risk, return and other characteristics closely resemble the risk, return and other characteristics of the Underlying Index as a whole.

Under normal circumstances, at least 95% of the Reference Asset’s total assets (exclusive of collateral held from securities lending) will be invested in the component securities of the Underlying Index. To the extent that the Underlying Index concentrates (i.e., holds 25% or more of its total assets) in the securities of a particular industry or group of industries, the Reference Asset will concentrate its investments to approximately the same extent as the Underlying Index.

The Underlying Index

The Underlying Index is a weighted index that measures the performance of companies incorporated and traded in India that are profitable and that are eligible to be purchased by foreign investors as of the annual index rebalance.

The Underlying Index consists only of companies that:

•	are incorporated in India;
•	are listed on a major stock exchange in India;
•	have generated at least $5 million in earnings in their fiscal year prior to the annual index rebalance;
•	have a market capitalization of at least $200 million on the annual index rebalance;
•	have an average daily dollar trading volume of at least $200,000 for each of the six months prior to the annual index rebalance;
•	have traded at least 250,000 shares per month for each of the six months prior to the annual index rebalance; and
•	have a price to earnings ratio (“P/E ratio”) of at least 2 as of the annual index rebalance.

Companies are weighted in the Underlying Index based on reported net income in their fiscal year prior to the annual index rebalance. The reported net income number is then multiplied by a second factor developed by Standard & Poor’s called the “Investability Weighting Factor” (“IWF”). The IWF is used to scale the earnings generated by each company by restrictions on shares available to be purchased. The product of the reported net income and IWF is known at the “Earnings Factor.” Companies are weighted by the proportion of each individual earnings factor relative to the sum of all earnings factors within the Underlying Index.

Notwithstanding the criteria used to determine and calculate the Underlying Index, no assurances can be given that the Underlying Index will have a positive return during the term of the notes.

The maximum weight of any one sector in the Underlying Index, at the time of the Underlying Index’s annual rebalance, is capped at 25%. In response to market conditions, sector weights may fluctuate above 25% between annual index rebalance dates.

WisdomTree Investments, Inc. (“WTI”), as index provider, currently uses Standard & Poor’s Global Industry Classification Standards to define companies in each sector of the Underlying Index. The following sectors are included in the Underlying Index: consumer discretionary, consumer staples, energy, financials, health care, industrials, information technology, materials, telecommunication

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services, and utilities. A sector is comprised of multiple industry groups. For example, the energy sector is comprised of companies in, among others, the natural gas, oil and petroleum industries.

As of January 16, 2013, there were 220 components in the Underlying Index, with a total index market capitalization of $1.04 trillion. As of January 16, 2013, 57.55% of the weight of the index consisted of securities with market capitalizations of over $10 billion, 29.64% of the Underlying Index consisted of securities with market capitalizations of between $2 and $10 billion, and 12.82% of the Underlying Index consisted of companies with market capitalizations of less than $2 billion. Set forth in the table below are the top ten components of the Underlying Index by weight, as of January 16, 2013:

Component	Weight
1. Reliance Industries Ltd	8.33%
2. Infosys Technology	6.37%
3. Oil & Natural Gas Corp Ltd	6.26%
4. Tata Motors Ltd	4.74%
5. Housing Development Finance Co	4.26%
6. ICICI Bank Ltd	2.93%
7. State Bank of India Ltd	2.42%
8. Tata Consultancy Services Ltd	2.22%
9. HDFC Bank Ltd	1.95%
10. Axis Bank Ltd	1.89%

Set forth in the table below are the industry groups of the Underlying Index by weight, as of January 16, 2013.

Industry Group	Weight
1. Banks	20.16%
2. Energy	19.61%
3. Software & Services	12.47%
4. Materials	10.97%
5. Capital Goods	9.97%
6. Diversified Financials	5.47%
7. Utilities	4.58%
8. Automobiles & Components	3.84%
9. Pharmaceuticals, Biotechnology & Life Sciences	3.12%
10. Food Beverage & Tobacco	2.25%

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing prices from February 25, 2008 through January 16, 2013. The closing price of the Reference Asset on January 16, 2013 was $19.83. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the Reference Asset on the Final Valuation Date.

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Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
2/25/2008*	3/31/2008	$26.27	$21.00	$22.82
4/1/2008	6/30/2008	$25.65	$18.06	$18.22
7/1/2008	9/30/2008	$21.98	$14.42	$15.97
10/1/2008	12/31/2008	$16.06	$8.74	$11.35
1/2/2009	3/31/2009	$12.21	$8.82	$10.94
4/1/2009	6/30/2009	$19.15	$11.08	$17.35
7/1/2009	9/30/2009	$21.10	$15.63	$21.03
10/1/2009	12/31/2009	$22.47	$18.88	$22.07
1/4/2010	3/31/2010	$23.49	$19.78	$23.33
4/1/2010	6/30/2010	$24.34	$11.63	$22.75
7/1/2010	9/30/2010	$26.60	$22.49	$26.37
10/1/2010	12/31/2010	$28.71	$24.28	$26.39
1/3/2011	3/31/2011	$26.72	$21.73	$24.79
4/1/2011	6/30/2011	$25.58	$22.10	$23.96
7/1/2011	9/30/2011	$24.47	$18.04	$18.15
10/3/2011	12/30/2011	$20.72	$15.45	$15.60
1/3/2012	3/30/2012	$21.59	$16.12	$19.28
4/2/2012	6/29/2012	$19.70	$15.42	$17.23
7/2/2012	9/30/2012	$19.01	$16.27	$18.94
10/1/2012	12/31/2012	$19.90	$17.56	$19.37
1/2/2013	1/16/2013**	$20.04	$19.10	$19.83

* Shares of the Reference Asset began trading publicly on February 25, 2008. As a result, there is limited trading information for the first quarter of 2008 and no trading information prior to that date. This limited historical performance for the shares of the Reference Asset is not necessarily indicative of its future performance.

**As of the information set forth above for the first calendar quarter of 2013 includes data for the period from January 2, 2013 through January 16, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2013.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates for distribution to other registered broker-dealers or will offer the notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay referral fees of up to [1.25%] per $1,000 Principal Amount of notes in connection with the distribution of the notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain as to both the timing and character of any inclusion in income in respect of the notes. Under one approach, a note should be treated as a pre-paid executory contract with respect to the Reference Asset. We intend to treat the notes consistent with this approach. Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a note as a pre-paid executory contract with respect to the Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the Reference Asset (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the note at fair market value and sold them at fair market value on the Maturity Date (if the note was held until the Maturity Date) or on the date of sale or exchange of the note (if the note was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the note).

Although the matter is not clear, there exists a risk that an investment in the notes linked to the Reference Asset will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a note linked to the Reference Asset will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each note linked to the Reference Asset will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a note over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such note for an amount equal to the “issue price” of the note and, upon the date of sale, exchange or maturity of the note, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the note). Accordingly, U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules..

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation

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(“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a note, please see the discussion under “U.S Federal Income Tax Considerations” in the accompanying prospectus supplement.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, any accompanying ETF underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, any accompanying ETF underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, any accompanying ETF underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, and these documents are not soliciting an offer to buy these notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, any accompanying ETF underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$   Capped Performance Barrier
Notes Linked to the WisdomTree®
India Earnings Fund

January 18, 2013

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-4
Payment at Maturity	FWP-5
Investor Suitability	FWP-5
Risk Factors	FWP-6
Illustrative Examples	FWP-8
The WisdomTree® India Earnings Fund	FWP-10
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-13
U.S. Federal Income Tax Considerations	FWP-13

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60